EXHIBIT B



                  PACKAGING PLUS ANOUNCES NEW PRESIDENT OF APAC
                         AND ACQUISITION OF OFFICE QUICK



         September 17, 1997,  Plainview,  NY .....Packaging Plus Services,  Inc.
(OTC BB:PKGP) which owns the Association of Packagers and Carriers, Inc.(APAC) and provides integrated packaging, shipping and other related business services, announced today that it has acquired Office Quick, a leading edge single source retailer, specializing in business services, in exchange for $330,000 worth of PKGP stock and other considerations. Mr. Nick DeLeone, President of Office Quick has accepted the position of President of APAC in this acquisition.

         Mr. Nick DeLeone was formerly Mail Boxes Etc.'s number one franchisee in sale for seven of ten years from 1984-1993. In 1988 He was awarded the Individual Franchisee of the Year" commendation from the highly respected International Franchisee Association. Upon leaving the Mail Boxes Etc. franchise network, Mr. DeLeone changed the name of his store to Office Quick to better illustrate the services the retailer provides to his loyal customer base. Offering the products and services most needed by the growing Small Office/Home Office marketplace has continued the remarkable success of the past. By identifying and testing the exact mix of products and services most in demand by this marketplace - a business address to receive mail, copy/duplicating , office supplies, business imaging and document output, all supported by a select, trained staff, Office Quick, under Mr. DeLeone's guidance has created the prototypical business services retailer for the 21st Century.

         By accepting the presidency of APAC, Mr. DeLeone is looking forward to providing the members of APAC with his successful leadership and proven vision of the future of independent postal centers.

         Mr. DeLeone has taken the presidency of APAC and with his wealth of experience and insight with regard to the operations and needs of postal center will bring APAC to the forefront of the industry," stated Mr. Richard Altomare, PKGP Chairman.




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         According  to  Mr.  DeLeone,  APAC  has  the  ability  to  provide  the independent postal center owner with all of the benefits of franchising without the royalty battles that tend to erode the store owner/franchisor relationship. Through our association the independent postal center owner can receive the core advantages of a franchise network. These benefits include national recognition, increased purchasing power, lower cost healthcare, logistics support, trucking and international shipping services. APAC through its enhanced communications
channels,   will  support  the  independent  owner  in  business  education  and retailing/advertising skills. These services are extremely valuable to APAC members."

         Packaging Plus Services, Inc. owns and operates APAC. Packaging Plus' other subsidiaries are engaged in advertising, logistical and trucking services, internet marketing and concierge services. The company is traded on the OTC bulletin board under the symbol PKGP.


For further information, contact
Barbara Halpern, Shareholder Relations
at 516-349-1300